ONTARIO SECURITIES COMMISSION
REPORT OF EXEMPT TAKE-OVER BID OR ISSUER BID UNDER
REGULATION 203.1(1) OF THE ACT
- FORM 42 -

1.	Name and address of the offeree issuer:

Boardwalk Equities Inc. Suite 200, 1501 1 Street SW Calgary, Alberta T2R 0W1

2.	Name and address of the offeror:

Same as Item 1 above

3.	What is the designation of the class(es) of securities that are subject to the bid?
(Include the CUSIP number.):

Common Shares
CUSIP Number: 096613 10 4

4.	What is the date of the bid?

August 12, 2002 — commencement date

August 11, 2002 or such earlier date as the Corporation may complete its purchases — termination date

5.	What is the maximum number of securities sought by the offeror for each class of securities subject to the bid?

3,267,840 Common Shares

6.	What is the value, expressed in Canadian dollars, of the consideration offered per security for each class of securities subject to the bid?

The Common Shares will be purchased on the open market at prevailing market prices. The closing price of the Common Shares on August 2, 2002 was $14.74.

7.	What is the number of securities of each class subject to the bid, excluding the offeror’s securities, that are held by security holders whose last address as shown on the books of the offeree issuer is in Ontario?

43,071,595 Common Shares that are subject to the bid are currently held by security holders whose last address as shown on the books of the offeree issuer is in Ontario.

8.	What is the fee payable in respect of the bid, as calculated under subsection 32(1) of Schedule 1?

$6,697.55

9.	The information given in this report is true and complete.

Date: October 29, 2002

BOARDWALK EQUITIES INC

By:	/s/ Roberto Geremia

Roberto Geremia

(Name of person signing the Form)

Chief Financial Officer

(Office or capacity)